Exhibit 4.5

HERCULES INCORPORATED

NON-EMPLOYEE DIRECTOR

STOCK ACCUMULATION PLAN

AMENDMENT 2002-1

WHEREAS, Hercules Incorporated, a Delaware corporation (hereinafter called the “Company”), maintains the Hercules Incorporated Non-Employee Director Stock Accumulation Plan (hereinafter called the “Director Plan”); and

WHEREAS, pursuant to Section 9.1 the Company’s Board of Directors has reserved the right to amend the Director Plan and now desires to do so in order to extend the term of the Director Plan for another ten years and to convert a portion of the remaining authorized shares so that they will be available to be issued as restricted stock;

NOW THEREFORE, the Director Plan is hereby amended as follows:

1. Article II is hereby amended in its entirety to read as follows:

“II. EFFECTIVE DATE AND TERM

This Plan expired on April 30, 2001. Notwithstanding the foregoing, the term of the Plan shall be continued beyond that expiration date, effective as of the date the extension is approved by the holders of at least a majority of the shares of the Company’s issued and outstanding common stock present or represented and entitled to vote at the 2002 Annual Meeting of Stockholders (“Effective Date”). Upon such stockholder approval the Plan shall have a new expiration date of June 27, 2012.”

2. Section 5.2 is hereby amended in its entirety to read as follows:

“5.2 Subject to adjustments as provided in Section 5.4, the maximum aggregate number of shares of Common Stock for which options may be granted under Article VI (“Options”) shall be fifty-one thousand (51,000) shares and the maximum aggregate number of shares of Common Stock that may be exchanged pursuant to Section 7.4 for director fees under Article VIII (“Deferral Exchanges”) shall be fifty thousand (50,000) shares plus the shares that were authorized and available for Deferral Exchanges on April 30, 2002.”

3. This Amendment 2002-1 shall be effective upon its approval by the holders of at least a majority of the shares of the Company’s issued and outstanding common stock present or represented and entitled to vote at the 2002 Annual Meeting of Stockholders. Upon such effective date, all of the other terms and conditions of the Director Plan shall continue in full force and effect.

TO RECORD the adoption of this Amendment 2002-1 by the Company’s Board of Directors, the Chairman has caused this document to be executed on this 13th day of May, 2002.

HERCULES INCORPORATED

By:	/s/ William H. Joyce
William H. Joyce
Chairman